Exhibit 8

[LETTERHEAD OF ALSTON & BIRD LLP]

September 26, 2003

Highwoods Properties, Inc.

Highwoods Realty Limited Partnership

3100 Smoketree Court, Suite 600

Raleigh, North Carolina 27604

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to Highwoods Properties, Inc., a Maryland corporation (the “Company”), and Highwoods Realty Limited Partnership, a North Carolina limited partnership (the “Operating Partnership”), in connection with a registration statement on Form S-3 (the “Registration Statement”) filed by the Company and the Operating Partnership with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), to register $380 million of the Company’s and the Operating Partnership’s securities which may be offered from time to time by the Company and the Operating Partnership. This opinion letter is rendered pursuant to Item 16 of Form S-3 and Item 601(b)(8) of Regulation S-K.

You have requested our opinion as to (i) the qualification of the Company, as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) the accuracy of the discussion of US federal income tax considerations contained under the caption “Federal Income Tax Considerations” in the Registration Statement.

In the preparation of this opinion, we have relied solely on (i) various facts and factual assumptions as set forth in the Registration Statement; and (ii) certain representations made by the Company as to factual matters through a certificate of an officer of the Company (the “Officer’s Certificate”). For purposes hereof, items (i) and (ii) are referred to collectively herein as the “Opinion Materials.” We have assumed, with your consent, that the representations set forth in the Officer’s Certificate are true, accurate, and complete as of the date hereof. We have not made an independent investigation or audit of the facts set forth in any of the Opinion Materials. In addition, we have examined no documents other than the Opinion Materials for purposes of this opinion, and, therefore, our opinion is limited to matters determined through such an examination.

Highwoods Properties, Inc.

Highwoods Realty Limited Partnership

September 26, 2003

Based solely on the Opinion Materials, we are of the opinion that:

(i)	The Company’s organization and current and proposed methods of operation will enable the Company to continue to meet the requirements for qualification and taxation as a REIT for the taxable year ending December 31, 2003 and for subsequent taxable years.

(ii)	The statements in the Registration Statement under the caption “Federal Income Tax Considerations,” to the extent that they describe matters of law or legal conclusions, are correct in all material respects.

The Company’s qualification as a REIT depends on the Company’s ongoing satisfaction of the various requirements under the Code described in the Registration Statement under the caption “Federal Income Tax Considerations” relating to, among other things, the nature of the Company’s gross income, the composition of the Company’s assets, the level of distributions to the Company’s shareholders, and the diversity of the Company’s ownership. Alston & Bird LLP will not review the Company’s compliance with these requirements on a continuing basis. No assurances can be given that the Company will satisfy these requirements.

An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the Internal Revenue Service or that a court considering the issues would not hold contrary to such opinion.

The opinions expressed herein are given as of the date hereof and are based upon the Code, the Treasury regulations promulgated thereunder, current administrative positions of the Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein. In addition, as noted above, our opinions are based solely on the Opinion Materials and cannot be relied upon if any of the facts contained in such Opinion Materials is, or later becomes, inaccurate or if any of the representations made to us in the Officer’s Certificate is, or later becomes, inaccurate. Finally, our opinion is limited to the US federal income tax matters specifically covered herein, and we have not opined on any other tax consequences to the Company or any other person, and we express no opinion with respect to other federal laws, the laws of any other jurisdiction, the laws of any state or as to any matters of municipal law or the laws of any other local agencies within any state.

Highwoods Properties, Inc.

Highwoods Realty Limited Partnership

September 26, 2003

No opinion other than that expressly contained herein may be inferred or implied. We have no obligation to update this opinion.

We hereby consent to the filing of this opinion letter as Exhibit 8 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

ALSTON & BIRD LLP

By:	/s/ James E. Croker

James E. Croker, Partner